Exhibit 99.1

Progress Energy announces 2007 third-quarter results

Highlights:

◆	Reports third-quarter GAAP earnings of $1.24 per share, compared to earnings of $1.27 per share for the same period last year

◆
Reports core ongoing earnings of $1.21 per share, compared to $1.06 per share for the same period last year due primarily to favorable weather, lower income taxes, increased wholesale sales and lower interest expense at the holding company

◆	Reaffirms 2007 core ongoing earnings guidance of $2.70 to $2.90 per share

RALEIGH, N.C. (Nov. 1, 2007) – Progress Energy [NYSE: PGN] announced third-quarter net earnings of $319 million, or $1.24 per share, compared with net earnings of $319 million, or $1.27 per share, for the same period last year. Third-quarter ongoing earnings were $292 million, or $1.14 per share, compared to $273 million, or $1.09 per share, last year. The favorable quarter-over-quarter variance in ongoing earnings is due primarily to favorable weather, lower income taxes at the core businesses, increased wholesale sales and lower interest expense at the holding company partially offset by higher O&M expenses and lower synthetic fuels operating results. (See the discussion later in this release for a reconciliation of GAAP earnings per share to ongoing earnings per share.)

Core ongoing earnings for the third quarter of 2007, which exclude the ongoing earnings from the company’s coal and synthetic fuels operations, were $1.21 per share, compared with $1.06 per share last year. The company benefited from favorable weather, lower income taxes, increased wholesale sales and lower interest expense at the holding company, which were partially offset by higher O&M expenses.

Non-core ongoing losses for the third-quarter of 2007 were $0.07 per share, compared with earnings of $0.03 per share last year, primarily due to a higher phase out reserve percentage partially offset by increased synthetic fuels sales and favorable mark-to-market gains on derivative contracts.

“The fundamentals of our regulated utilities continue to show strength and provide solid earnings," said Bill Johnson, Progress Energy’s chairman, president and chief executive officer. “In August, our customers in Florida set a new summer peak-demand record and our customers in the Carolinas set a new all-time record for peak demand.  Throughout the quarter, our employees delivered safe, reliable energy and superior service to satisfy the energy needs of our customers.”

 “We will continue to execute the strategy established under Bob McGehee, our chairman and CEO who died unexpectedly and tragically earlier in October,” Johnson said. “We will remain committed to being a pure-play regulated, integrated electric utility providing a solid return to our investors at a moderate risk.”

2007 CORE ONGOING EARNINGS GUIDANCE

“Based on our solid business results during the first three quarters of this year, we are confident in reaffirming our 2007 core ongoing earnings guidance of $2.70 to $2.90 per share,” Johnson said.

The 2007 core ongoing earnings guidance excludes any impacts from the CVO mark-to-market adjustment, potential impairments, coal and synthetic fuels operations and discontinued operations of other businesses. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2007 earnings guidance figures due to the uncertain nature and amount of these adjustments.

2007 NON-CORE EARNINGS

In September, the company idled synthetic fuels production at its majority-owned synthetic fuels facilities based on the current high level of oil prices.  In October, based on the continued high oil prices, unfavorable oil price projections through the end of 2007 and the end of year expiration of the current synthetic fuels tax program, the company permanently ceased production at its majority-owned synthetic fuels facilities. The company therefore expects virtually all non-core earnings to be reclassified to discontinued operations in the fourth quarter.

Due to the effects of higher phase out percentages and lower-than-anticipated production, the company now expects earnings from our non-core businesses to be between $0.10-$0.20 per share.  Based on the latest estimates, the company expects to have approximately $800 million of deferred tax credits at the end of this year.  However, the oil hedge the company entered into earlier this year effectively provides an economic offset to the 2007 phased out tax credits.

RECENT DEVELOPMENTS

●
Filed settlement agreement with North Carolina Utility Commission to amortize Clean Smokestacks compliance costs up to $813 million until the end of 2009, with costs in excess of that amount included in rate base and allowed to accrue AFUDC.

●	Filed for $163 million reduction in Progress Energy Florida residential bills primarily as a result of lower fuel costs.
●	Received Florida Public Service Commission approval to include in rate base costs associated with Hines Unit 4.
●	Announced plans to build a new 570 MW combined cycle power plant at the company’s existing Richmond County Energy Complex in North Carolina.
●	Set new all-time peak demand at Progress Energy Carolinas of 12,656 megawatt-hours (MWh), surpassing the previous record of 12,577 MWh set in July 2005.
●	Set new summer peak-demand record Progress Energy Florida of 9,671 MWh, eclipsing the previous summer peak of 9,406 MWh set in August 2005.
●	Named for third year in a row to Dow Jones Sustainability North America Index, which lists companies that lead their industries in managing economic, environmental and social issues.
●	Named a Top Utility for Economic Development by “Site Selection” magazine.
●	Purchased property in south Levy County, Fla., as the future site of a potential new nuclear power plant.

●	Received proposed implementation rules related to the comprehensive energy bill recently signed into law in North Carolina.
●	Received Standard & Poor’s Rating Services upgrade of the first mortgage bonds of both PEC and PEF to A- from BBB+ as a result of a methodology change.
●
Announced partnership between Progress Energy Carolinas and The Home Depot on a program to provide discounted ENERGY STAR-qualified compact fluorescent light bulbs (CFLs) at select The Home Depot locations in Progress Energy Carolinas’ service territory.

●
Announced the SolarWise for SchoolsSM program that advances the use of renewable energy through the installation of solar energy systems at schools throughout the Progress Energy Florida service territory.

●	Announced approval of North Carolina fuel increase of $48 million effective Oct. 1 by the North Carolina Utilities Commission.
●	Named Corporation of the Year by the Florida Minority Supplier Development Council for the third time.

Press releases regarding various announcements are available on the company’s Web site at: www.progress-energy.com/aboutus/news.

2007 BUSINESS HIGHLIGHTS

Below are the third-quarter and year-to-date 2007 highlights for the company’s business units. See the reconciliation tables on pages S-1 and S-2 of the supplemental data for a reconciliation of GAAP earnings per share to ongoing earnings per share. Also see the attached supplemental data schedules for additional information on Progress Energy Carolinas and Progress Energy Florida electric revenues, energy sales, energy supply, weather impacts and other information.

QUARTER-OVER-QUARTER ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

●	Reported ongoing earnings per share of $0.79, compared with $0.75 for the same period last year; GAAP earnings per share of $0.79, compared with $0.75 for the same period last year.
●	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.06 favorable weather
▪	$0.03 favorable other retail margin
▪	$0.02 lower depreciation and amortization
●	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.07) higher O&M as a result of plant outage and employee benefit costs
●	Added 28,000 customers (net) during the last 12 months.

Progress Energy Florida

●	Reported ongoing earnings per share of $0.52, compared with $0.51 for the same period last year; GAAP earnings per share of $0.54, compared with $0.50 for the same period last year.
●	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.02 lower income tax expense primarily due to unfavorable tax adjustments in the prior year
▪	$0.02 favorable weather
▪	$0.02 higher wholesale sales
●	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:

■	$(0.03) higher O&M primarily due to employee benefit and plant outage costs
▪	$(0.02) higher depreciation due to a write-off of leasehold improvements and an increased depreciable base
●	Added 22,000 customers (net) during the last 12 months.

Corporate and Other Businesses (includes primarily Holding Company Debt)

●
Reported ongoing after-tax expenses of $0.10 per share compared with ongoing after-tax expenses of $0.20 per share for the same period last year; GAAP after-tax expenses of $0.02 per share, compared with after-tax expenses of $0.15 per share for the same period last year.

●	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.05 lower income tax expense related to tax adjustments
▪	$0.03 lower interest expense as a result of reducing holding company debt in late 2006
▪	$0.02 other

Non-Core Operations (Coal and Synthetic Fuels)

●	The company expects virtually all of its non-core operations to be reclassified to discontinued operations in the fourth quarter.
●
Reported an ongoing loss of $0.07 per share, compared with ongoing earnings of $0.03 for the same period last year; GAAP loss of $0.07 per share, compared with earnings of $0.05 for the same period last year.

●	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.16 increased synthetic fuels sales of 2.3 million tons, up from 0.2 million tons last year
▪	$0.12 favorable mark-to-market gains on derivative contracts due to increased oil prices
●	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.37) higher phase out reserve compared to last year
▪	$(0.01) other
●	Recorded a 55 percent reserve against the value of the tax credits associated with 2007 production due to credit phase out related to estimated oil prices.

YEAR-OVER-YEAR ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

●	Reported year-to-date ongoing earnings per share of $1.61, compared with $1.40 for the same period last year; GAAP earnings per share of $1.62, compared with $1.40 for the same period last year.
●	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.12 favorable weather
▪	$0.09 favorable other retail margin
▪	$0.07 favorable depreciation and amortization
▪	$0.04 favorable income tax adjustments
●	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.10) higher O&M due primarily to plant outage and employee benefit costs partially offset by recording additional estimated environmental remediation expenses in 2006
▪	$(0.01) other

Progress Energy Florida

●	Reported year-to-date ongoing earnings per share of $1.03, compared with $1.07 for the same period last year; GAAP earnings per share of $1.04, compared with $1.06 for the same period last year.
●	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.06 higher AFUDC equity related to an increase in large construction projects
▪	$0.05 higher wholesale sales
▪	$0.01 other
●	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.07) higher O&M primarily due to plant outage and employee benefit costs
▪	$(0.04) higher depreciation due to an increased depreciable base and a write-off of leasehold improvements
▪	$(0.03) higher other operating expenses due to disallowed fuel costs
▪	$(0.02) unfavorable weather

Corporate and Other Businesses (includes primarily Holding Company Debt)

●
Reported year-to-date ongoing after-tax expenses of $0.24 per share, compared with ongoing after-tax expenses of $0.45 per share last year; GAAP after-tax expenses of $0.26 per share, compared with after-tax expenses of $0.48 per share last year.

●	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.16 lower income tax expense primarily due to the closure of certain tax years and positions related to divested subsidiaries
▪	$0.12 lower interest expense primarily due to reducing holding company debt in late 2006 and the closure of certain tax years and positions
●	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.07) primarily due to the prior year gain on the sale of Level 3 stock

Non-Core Operations (Coal and Synthetic Fuels)

●	The company expects virtually all of its non-core operations to be reclassified to discontinued operations in the fourth quarter.
●
Reported year-to-date ongoing earnings per share of $0.19, compared with an ongoing loss of $0.10 for the same period last year; GAAP earnings per share of $0.20, compared with a loss of $0.36 for the same period last year.

●	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.44 primarily due to increased synthetic fuels sales of 6.8 million tons, up from 1.9 million tons last year
▪	$0.17 favorable mark-to-market gains on derivative contracts due to increased oil prices
▪	$0.04 other
●	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.36) higher phase out reserve compared to last year

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare the company’s ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following tables provide a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc. Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share Three months ended September 30
2007	2006*
	Core	Non-core	Total	Core	Non-core	Total
Ongoing earnings per share	$1.21	$(0.07)	$1.14	$1.06	$0.03	$1.09
Intraperiod tax allocation	0.10	−	0.10	0.05	-	0.05
CVO mark-to-market	−	−	−	(0.01)	-	(0.01)
Discontinued operations	−	−	−	0.12	0.02	0.14
Reported GAAP earnings per share	$1.31	$(0.07)	$1.24	$1.22	$0.05	$1.27
Shares outstanding (millions)			257			251

* Previously reported 2006 results have been restated to reflect discontinued operations.

Progress Energy, Inc. Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share Nine months ended September 30
2007	2006*
	Core	Non-core	Total	Core	Non-core	Total
Ongoing earnings per share	$2.40	$0.19	$2.59	$2.02	$(0.10)	$1.92
Intraperiod tax allocation	0.01	−	0.01	(0.03)	–	(0.03)
CVO mark-to-market	(0.01)	−	(0.01)	(0.10)	–	(0.10)
Discontinued operations	(1.03)	(0.02)	(1.05)	(0.26)	(0.02)	(0.28)
Derivative contracts mark-to-market	−	0.04	0.04	–	–	–
Impairment	−	(0.01)	(0.01)	–	(0.24)	(0.24)
Reported GAAP earnings per share	$1.37	$0.20	$1.57	$1.63	$(0.36)	$1.27
Shares outstanding (millions)			256			250

* Previously reported 2006 results have been restated to reflect discontinued operations.

Reconciling adjustments from GAAP earnings to ongoing earnings as they relate to the current quarter and information included in the Supplemental Data schedules are as follows:

Intraperiod Tax Allocation

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The tax credits generated from synthetic fuels operations reduce Progress Energy’s overall effective tax rate. The company’s synthetic fuels sales are not subject to seasonal fluctuations to the same extent as the electric utility earnings. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The resulting tax adjustment increased earnings per share by $0.10 for the quarter and increased earnings per share by $0.05 for the same period last year, but has no impact on the company’s annual earnings. Because this adjustment varies by quarter but has no impact on annual earnings, management believes this adjustment is not representative of the company’s ongoing quarterly earnings.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right of the holder to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuels facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVOs are debt instruments and, under GAAP, are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market had no impact on earnings for the third quarter of 2007 and decreased earnings per share by $0.01 for the same period last year. Progress Energy is unable to predict the changes in the market value of the CVOs and, since these changes do not affect the company’s underlying obligation, management does not consider the adjustment to be a component of ongoing earnings.

CCO Discontinued Operations

In June of 2007, the company sold nearly all of the remaining Progress Ventures, Inc.’s Competitive Commercial Operations physical and commercial assets, which include approximately 1,900 megawatts of power generation facilities in Georgia, as well as forward gas and power contracts, gas transportation, storage and structured power and other contracts, including the full requirements contracts with 16 Georgia Electric Membership Cooperatives. Discontinued CCO operations increased earnings per share by $0.01 for the third quarter of 2007 and decreased earnings per share by $0.18 for the same period last year.  Due to disposition of these assets, management does not view this activity as representative of the ongoing operations of the company.

* * * *

This earnings announcement, as well as a package of detailed financial information, is available on the company’s Web site at www.progress-energy.com.

Progress Energy’s conference call with the investment community will be held Nov. 1, 2007, at 10 a.m. ET (7 a.m. PT). Investors, media and the public may listen to the conference call by dialing (913) 312-9322, confirmation code 5446977. If you encounter problems, please contact Amy Finelli at (919) 546-2233. A playback of the call will be available from 1 p.m. ET Nov. 1 through midnight on Nov. 14, 2007. To listen to the recorded call, dial (719) 457-0820 and enter confirmation code 5446977.

A webcast of the live conference call will be available at www.progress-energy.com. The webcast will be available in Windows Media format. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time.

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 energy company with more than 21,000 megawatts of generation capacity and $10 billion in annual revenues. The company includes two major utilities that serve more than 3.1 million customers in the Carolinas and Florida. Progress Energy is the 2006 recipient of the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence. The company also is the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. Progress Energy serves two fast-growing areas of the country, and the company is pursuing a balanced approach to meeting the future energy needs of the region. That balance includes increased energy efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system. For more information about Progress Energy, visit the company’s Web site at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed in this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and the Energy Policy Act of 2005; the financial resources and capital needed to comply with environmental laws and our ability to recover eligible costs under cost-recovery clauses or base rates; weather conditions that directly influence the production, delivery and demand for electricity; the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process; recurring seasonal fluctuations in demand for electricity; fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process; economic fluctuations and the corresponding impact on our customers, including downturns in the housing and customer credit markets; the ability of our subsidiaries to pay upstream dividends or distributions to the Parent; the impact on our facilities and businesses from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks; the ability to successfully access capital markets on favorable terms; our ability to maintain our current credit ratings and the impact on our financial condition and ability to meet our cash and other financial obligations in the event our credit ratings are downgraded; the impact that increases in leverage may have on us; the impact of derivative contracts used in the normal course of business; the investment performance of our pension and benefit plans; our ability to control costs, including pension and benefit expense, and achieve our cost-management targets for 2007 and 2008; our ability to utilize tax credits from the production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K (Section 29/45K); the impact that future crude oil prices may have on our earnings from our coal-based solid synthetic fuels businesses; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our nonreporting subsidiaries.

These and other risk factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (SEC). All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the effect of each such factor on us.

# # #

Contacts:                                Corporate Communications – (919) 546-6189 or toll-free (877) 641-NEWS (6397)

PROGRESS ENERGY, INC.
CONSOLIDATED INTERIM FINANCIAL STATEMENTS
September 30, 2007

UNAUDITED CONSOLIDATED STATEMENTS of INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2007	2006	2007	2006
Operating revenues
Electric	$2,741	$2,599	$6,934	$6,666
Diversified business	359	177	906	631
Total operating revenues	3,100	2,776	7,840	7,297
Operating expenses
Utility
Fuel used in electric generation	929	860	2,381	2,259
Purchased power	390	391	894	880
Operation and maintenance	456	383	1,337	1,216
Depreciation and amortization	221	243	662	705
Taxes other than on income	135	141	384	380
Other	−	−	14	(2)
Diversified business
Cost of sales	329	189	926	672
Depreciation and amortization	2	2	6	21
Impairment of long-lived assets	−	−	−	91
Gain on the sales of assets	−	−	(17)	(4)
Other	11	10	38	44
Total operating expenses	2,473	2,219	6,625	6,262
Operating income	627	557	1,215	1,035
Other income (expense)
Interest income	7	13	21	37
Other, net	7	(9)	33	(1)
Total other income	14	4	54	36
Interest charges
Net interest charges	159	148	444	473
Allowance for borrowed funds used during construction	(5)	−	(12)	(4)
Total interest charges, net	154	148	432	469
Income from continuing operations before income tax and minority interest	487	413	837	602
Income tax expense	154	133	175	205
Income from continuing operations before minority interest	333	280	662	397
Minority interest in subsidiaries’ (income) loss, net of tax	(14)	3	8	(10)
Income from continuing operations	319	283	670	387
Discontinued operations, net of tax	−	36	(269)	(70)
Net income	$319	$319	$401	$317
Average common shares outstanding – basic	257	251	256	250
Basic earnings per common share
Income from continuing operations	$1.24	$1.13	$2.62	$1.55
Discontinued operations, net of tax	−	0.14	(1.05)	(0.28)
Net income	$1.24	$1.27	$1.57	$1.27
Diluted earnings per common share
Income from continuing operations	$1.24	$1.13	$2.61	$1.54
Discontinued operations, net of tax	−	0.14	(1.05)	(0.28)
Net income	$1.24	$1.27	$1.56	$1.26
Dividends declared per common share	$0.610	$0.605	$1.830	$1.815

This financial information should be read in conjunction with the Company’s Annual Report to shareholders.  These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS

(in millions)	September 30, 2007	December 31, 2006
ASSETS
Utility plant
Utility plant in service	$24,624	$23,743
Accumulated depreciation	(10,681)	(10,064)
Utility plant in service, net	13,943	13,679
Held for future use	10	10
Construction work in progress	1,880	1,289
Nuclear fuel, net of amortization	355	267
Total utility plant, net	16,188	15,245
Current assets
Cash and cash equivalents	617	265
Short-term investments	178	71
Receivables, net	1,148	930
Inventory	999	969
Deferred fuel cost	177	196
Deferred income taxes	50	159
Assets of discontinued operations	28	887
Derivative assets	185	1
Prepayments and other current assets	162	107
Total current assets	3,544	3,585
Deferred debits and other assets
Regulatory assets	1,113	1,231
Nuclear decommissioning trust funds	1,358	1,287
Diversified business property, net	41	31
Miscellaneous other property and investments	441	456
Goodwill	3,655	3,655
Other assets and deferred debits	233	211
Total deferred debits and other assets	6,841	6,871
Total assets	$26,573	$25,701
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 259 and 256 million shares issued and outstanding, respectively	$5,996	$5,791
Unearned ESOP shares (2 million shares)	(37)	(50)
Accumulated other comprehensive loss	(54)	(49)
Retained earnings	2,521	2,594
Total common stock equity	8,426	8,286
Preferred stock of subsidiaries – not subject to mandatory redemption	93	93
Minority interest	64	10
Long-term debt, affiliate	271	271
Long-term debt, net	8,916	8,564
Total capitalization	17,770	17,224
Current liabilities
Current portion of long-term debt	464	324
Short-term debt	550	–
Accounts payable	826	712
Interest accrued	124	171
Dividends declared	159	156
Customer deposits	250	227
Liabilities of discontinued operations	12	189
Income taxes accrued	26	284
Other current liabilities	806	755
Total current liabilities	3,217	2,818
Deferred credits and other liabilities
Noncurrent income tax liabilities	285	306
Accumulated deferred investment tax credits	142	151
Regulatory liabilities	2,385	2,543
Asset retirement obligations	1,359	1,306
Accrued pension and other benefits	896	957
Other liabilities and deferred credits	519	396
Total deferred credits and other liabilities	5,586	5,659
Commitments and contingencies
Total capitalization and liabilities	$26,573	$25,701

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)
Nine Months Ended September 30	2007	2006
Operating activities
Net income	$401	$317
Adjustments to reconcile net income to net cash provided by operating activities
Discontinued operations, net of tax	269	70
Impairment of assets	−	91
Depreciation and amortization	754	797
Deferred income taxes	87	(52)
Investment tax credits	(9)	(9)
Deferred fuel cost	28	197
Deferred income	(98)	(52)
Other adjustments to net income	104	149
Cash (used) provided by changes in operating assets and liabilities
Receivables	(201)	(44)
Inventory	(18)	(116)
Prepayments and other current assets	(151)	(67)
Accounts payable	112	33
Income taxes, net	(342)	64
Other current liabilities	89	93
Other assets and deferred debits	(60)	35
Other liabilities and deferred credits	(8)	3
Net cash provided by operating activities	957	1,509
Investing activities
Gross utility property additions	(1,404)	(1,012)
Diversified business property additions	(5)	(1)
Nuclear fuel additions	(198)	(71)
Proceeds from sales of discontinued operations and other assets, net of cash divested	659	548
Purchases of available-for-sale securities and other investments	(1,072)	(1,687)
Proceeds from sales of available-for-sale securities and other investments	939	1,611
Other investing activities	16	(16)
Net cash used by investing activities	(1,065)	(628)
Financing activities
Issuance of common stock	134	73
Proceeds from issuance of long-term debt, net	742	397
Net increase (decrease) in short-term debt	550	(175)
Retirement of long-term debt	(287)	(848)
Dividends paid on common stock	(469)	(454)
Cash distributions to minority interests of consolidated subsidiary	(10)	(74)
Other financing activities	22	(42)
Net cash provided (used) by financing activities	682	(1,123)
Cash (used) provided by discontinued operations
Operating activities	(220)	115
Investing activities	(2)	(143)
Net increase (decrease) in cash and cash equivalents	352	(270)
Cash and cash equivalents at beginning of period	265	605
Cash and cash equivalents at end of period	$617	$335

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-1
Unaudited

Progress Energy, Inc.
Earnings Variances
Third Quarter 2007 vs. 2006

	Regulated Utilities		Former	Corporate
($ per share)	Carolinas	Florida	Progress Ventures	and Other Businesses	Core Business	Coal & Synthetic Fuels	Consolidated

2006 GAAP earnings	0.75	0.50	0.12	(0.15)	1.22		0.05		1.27
Intraperiod tax allocation		0.01		(0.06)	(0.05)	A			(0.05)
Discontinued operations			(0.12)		(0.12)	B	(0.02)	B	(0.14)
CVO mark-to-market				0.01	0.01	C			0.01
2006 ongoing earnings	0.75	0.51	-	(0.20)	1.06		0.03		1.09

Weather - retail	0.06	0.02			0.08				0.08

Other retail margin	0.03	(0.01)			0.02	D			0.02

Wholesale	0.02	0.02			0.04	E			0.04

O&M	(0.07)	(0.03)			(0.10)	F			(0.10)

Other	0.01				0.01	G			0.01

AFUDC equity	0.01	0.02			0.03				0.03

Depreciation & Amortization	0.02	(0.02)			-	H			-

Interest charges	(0.03)			0.03	-	I			-

Net diversified business				0.02	0.02		(0.10)	J	(0.08)

Taxes	0.01	0.02		0.05	0.08	K			0.08

Share dilution	(0.02)	(0.01)			(0.03)				(0.03)

2007 ongoing earnings	0.79	0.52	-	(0.10)	1.21		(0.07)		1.14
Intraperiod tax allocation		0.02		0.08	0.10	A			0.10
2007 GAAP earnings	0.79	0.54	-	(0.02)	1.31		(0.07)		1.24

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations.

A -	Intraperiod income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuels tax credits.
B -	Discontinued operations from sales of 1) Gas operations 2) CCO operations 3) Rowan & DeSoto operations 4) Coal Mining businesses 5) Progress Telecom.
C -	Corporate and Other - Impact of change in market value of outstanding CVOs.
D -	Carolinas - Favorable primarily due to the impact of non-fuel clause purchased power.
E -	Carolinas - Favorable primarily due to higher sales and capacity revenues due to contract changes with two major wholesale customers and favorable weather; and higher excess generation sales.
Florida - Favorable primarily due to increased capacity under contract with a major customer.
F -	Carolinas - Unfavorable primarily due to higher plant outage and maintenance costs and higher employee benefits costs.
Florida - Unfavorable primarily due to higher employee benefit costs and higher plant outage and maintenance costs.
G -
Carolinas - Favorable primarily due to an increase in an indemnification liability recorded in the prior year for estimated capital costs associated with Clean Smokestacks Act compliance expected to be incurred in excess of the maximum billable costs to the joint owner.

H -	Carolinas - Favorable primarily due to a decrease in Clean Smokestacks Act amortization, partially offset by the impact of increases in depreciable base.
Florida - Unfavorable primarily due to the write-off of leasehold improvements primarily related to vacated office space and the impact of increases in the depreciable base.
I -	Carolinas - Unfavorable primarily due to the prior year reversal of interest related to tax matters.
Corporate and Other - Favorable primarily due to the $1.7 billion reduction in holding company debt in late 2006, partially offset by a decrease in the interest allocated to discontinued operations.
J -
Coal and Synthetic Fuels - Unfavorable primarily due to an increase in the phase-out reserve in the current year compared to a decrease in the prior year, partially offset by higher tax credits resulting from increased synthetic fuels production and unrealized mark-to-market gains on derivative contracts.

K -	Florida - Favorable primarily due to prior year unfavorable tax adjustments.
Corporate and Other - Favorable primarily related to the domestic production activities deduction.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-2
Unaudited

Progress Energy, Inc.
Earnings Variances
Year-to-Date 2007 vs. 2006

	Regulated Utilities		Former	Corporate
($ per share)	Carolinas	Florida	Progress Ventures	and Other Businesses	Core Business	Coal & Synthetic Fuels	Consolidated

2006 GAAP earnings	1.40	1.06	(0.35)	(0.48)	1.63		(0.36)		1.27
Intraperiod tax allocation		0.01		0.02	0.03	A			0.03
Discontinued operations			0.35	(0.09)	0.26	B	0.02	B	0.28
CVO mark-to-market				0.10	0.10	C			0.10
Impairment					-		0.24	D	0.24
2006 ongoing earnings	1.40	1.07	-	(0.45)	2.02		(0.10)		1.92

Weather - retail	0.12	(0.02)			0.10				0.10

Other retail - growth and usage	0.03	0.01			0.04				0.04

Other retail margin	0.09	(0.02)			0.07	E			0.07

Wholesale	(0.02)	0.05			0.03	F			0.03

O&M	(0.10)	(0.07)			(0.17)	G			(0.17)

Other operating expenses		(0.03)			(0.03)	H			(0.03)

Other	0.02	(0.01)			0.01	I			0.01

AFUDC equity	0.02	0.06			0.08	J			0.08

Depreciation & Amortization	0.07	(0.04)			0.03	K			0.03

Interest charges	(0.02)			0.12	0.10	L			0.10

Net diversified business				(0.07)	(0.07)	M	0.29	M	0.22

Taxes	0.04	0.05		0.16	0.25	N			0.25

Share dilution	(0.04)	(0.02)			(0.06)				(0.06)

2007 ongoing earnings	1.61	1.03	-	(0.24)	2.40		0.19		2.59
Intraperiod tax allocation	0.01	0.01		(0.01)	0.01	A			0.01
Discontinued operations			(1.03)	-	(1.03)	B	(0.02)	B	(1.05)
CVO mark-to-market				(0.01)	(0.01)	C			(0.01)
Derivative contracts mark-to-market					-		0.04	O	0.04
Impairment					-		(0.01)	P	(0.01)
2007 GAAP earnings	1.62	1.04	(1.03)	(0.26)	1.37		0.20		1.57

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations.

A -	Intraperiod income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuels tax credits.
B -
Discontinued operations from sales of 1) CCO operations 2) Gas operations 3) Rowan & DeSoto operations 4) Progress Telecom 5) Coal Mining businesses 6) Rail operations 7) Dixie Fuels and other fuels businesses.

C -	Corporate and Other - Impact of change in market value of outstanding CVOs.
D -
Coal and Synthetic Fuels - Impairment of Synthetic Fuels' intangible and long-lived assets and a partial impairment of terminal assets. Impairment also includes the write-off of state net operating loss carry forwards.

E -	Carolinas - Favorable primarily due to the impact of non-fuel clause purchased power and increased electric property rental revenues.
Florida - Unfavorable primarily due to lower interest income on previously under-recovered fuel costs, partially offset by increased electric property rental revenues.
F -
Carolinas - Unfavorable primarily due to lower generation optimization sales, partially offset by a net increase in higher sales and capacity revenues due to contract changes with two major wholesale customers and favorable weather.

Florida - Favorable primarily due to increased capacity under contract with a major customer.
G -
Carolinas - Unfavorable primarily due to higher plant outage and maintenance costs and higher employee benefit costs, partially offset by recording additional estimated environmental remediation expenses in 2006.

Florida - Unfavorable primarily due to higher plant outage and maintenance costs, additional sales and use tax related to an ongoing audit and higher employee benefit costs.
H -	Florida - Unfavorable primarily due to the disallowance of fuel costs.
I -
Carolinas - Favorable primarily due to the indemnification liability recorded in 2006 for estimated capital costs associated with Clean Smokestacks Act compliance expected to be incurred in excess of the maximum billable costs to the joint owner.

J -	Carolinas - Favorable primarily due to AFUDC equity related to costs associated with large construction projects.
Florida - Favorable primarily due to AFUDC equity related to costs associated with large construction projects.
K -
Carolinas - Favorable primarily due to a decrease in Clean Smokestacks Act amortization, partially offset by the impact of increases in depreciable base and higher amortization of deferred environmental costs.

Florida - Unfavorable primarily due to the impact of increases in depreciable base and the write-off of leashold improvements primarily related to vacated office space.
L -	Carolinas - Unfavorable primarily due to the prior year reversal of interest related to tax matters, partially offset by the impact of the closure of certain tax years and positions.

Corporate and Other - Favorable primarily due to the $1.7 billion reduction in holding company debt in late 2006 and the impact of the closure of certain tax years and positions, partially offset by a decrease in the interest allocated to discontinued operations.

M -	Corporate and Other - Unfavorable primarily due to the 2006 gain on the sale of Level 3 stock received as part of the Progress Telecom sale, partially offset by the 2007 sale of monopoles.

Coal and Synthetic Fuels - Favorable primarily due to higher tax credits resulting from increased synthetic fuels production and unrealized mark-to-market gains on derivative contracts, partially offset by higher phase-out reserve compared to prior year.

N -	Carolinas - Favorable primarily due to the variance in deduction for domestic production activities and current year changes related to prior year federal and state tax returns.
Florida - Favorable primarily due to the closure of certain tax years and positions and prior year unfavorable tax adjustments.
Corporate and Other - Favorable primarily due to closure of certain tax years and positions related to divested subsidiaries and other tax adjustments.
O -	Coal and Synthetic Fuels - Unrealized mark-to-market gains on derivative contracts entered into by Ceredo Synfuel LLC.
P -	Coal and Synthetic Fuels - Impairment represents the write-off of state net operating loss carry forwards.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited
							Percentage Change
	Three Months Ended September 30, 2007			Three Months Ended September 30, 2006			From September 30, 2006
Utility Statistics	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas	Florida

Operating Revenues (in millions)
Retail
Residential	$503	$774	$1,277	$458	$754	$1,212	9.8%	2.7%
Commercial	325	336	661	297	334	631	9.4	0.6
Industrial	196	84	280	198	90	288	(1.0)	(6.7)
Governmental	29	84	113	28	83	111	3.6	1.2
Provision for retail revenue sharing	-	-	-	-	-	-	-	-
Total Retail	1,053	1,278	2,331	981	1,261	2,242	7.3	1.3
Wholesale	208	133	341	205	98	303	1.5	35.7
Unbilled	-	2	2	(9)	(3)	(12)	-	-
Miscellaneous revenue	25	43	68	23	43	66	8.7	-
Total Electric	$1,286	$1,456	$2,742	$1,200	$1,399	$2,599	7.2%	4.1%

Energy Sales (millions of kWh)
Retail
Residential	5,118	6,490	11,608	4,886	6,369	11,255	4.7%	1.9%
Commercial	4,091	3,555	7,646	3,975	3,481	7,456	2.9	2.1
Industrial	3,110	1,008	4,118	3,317	1,067	4,384	(6.2)	(5.5)
Governmental	421	927	1,348	427	905	1,332	(1.4)	2.4
Total Retail	12,740	11,980	24,720	12,605	11,822	24,427	1.1	1.3
Wholesale	4,184	1,753	5,937	3,974	1,372	5,346	5.3	27.8
Unbilled	(138)	(22)	(160)	(248)	(97)	(345)	-	-
Total Electric	16,786	13,711	30,497	16,331	13,097	29,428	2.8%	4.7%

Energy Supply (millions of kWh)
Generated - steam	8,567	6,003	14,570	7,870	5,865	13,735
nuclear	6,296	1,714	8,010	6,317	1,592	7,909
combustion turbines/combined cycle	1,411	3,698	5,109	1,181	3,385	4,566
hydro	48	-	48	114	-	114
Purchased	1,314	3,223	4,537	1,486	3,085	4,571
Total Energy Supply (Company Share)	17,636	14,638	32,274	16,968	13,927	30,895

Impact of Weather to Normal on Retail Sales
Heating Degree Days - Actual	6	-		21	1		(71.4)%	(100.0)%
- Normal	16	1		15	-

Cooling Degree Days - Actual	1,238	1,469		1,074	1,388		15.3%	5.8%
- Normal	1,072	1,389		1,063	1,389

Impact of retail weather to normal on EPS	$0.06	$0.03	$0.09	$0.01	$0.00	$0.01

							Percentage Change
	Nine Months Ended September 30, 2007			Nine Months Ended September 30, 2006			From September 30, 2006
Utility Statistics	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas	Florida

Operating Revenues (in millions)
Retail
Residential	$1,254	$1,798	$3,052	$1,133	$1,820	$2,953	10.7%	(1.2)%
Commercial	840	864	1,704	759	869	1,628	10.7	(0.6)
Industrial	535	236	771	534	264	798	0.2	(10.6)
Governmental	73	225	298	69	223	292	5.8	0.9
Provision for retail revenue sharing	-	-	-	-	1	1	-	(100.0)
Total Retail	2,702	3,123	5,825	2,495	3,177	5,672	8.3	(1.7)
Wholesale	560	314	874	564	236	800	(0.7)	33.1
Unbilled	3	29	32	(21)	21	-	-	-
Miscellaneous revenue	74	130	204	75	119	194	(1.3)	9.2
Total Electric	$3,339	$3,596	$6,935	$3,113	$3,553	$6,666	7.3%	1.2%

Energy Sales (millions of kWh)
Retail
Residential	13,434	15,147	28,581	12,741	15,425	28,166	5.4%	(1.8)%
Commercial	10,682	9,125	19,807	10,245	9,040	19,285	4.3	0.9
Industrial	8,917	2,842	11,759	9,389	3,173	12,562	(5.0)	(10.4)
Governmental	1,080	2,486	3,566	1,080	2,432	3,512	-	2.2
Total Retail	34,113	29,600	63,713	33,455	30,070	63,525	2.0	(1.6)
Wholesale	11,306	4,370	15,676	11,260	3,342	14,602	0.4	30.8
Unbilled	(78)	919	841	(395)	532	137	-	-
Total Electric	45,341	34,889	80,230	44,320	33,944	78,264	2.3%	2.8%

Energy Supply (millions of kWh)
Generated - steam	23,266	15,454	38,720	22,571	15,249	37,820
nuclear	17,878	5,061	22,939	17,919	4,646	22,565
combustion turbines/combined cycle	2,656	8,214	10,870	1,790	8,019	9,809
hydro	367	-	367	439	-	439
Purchased	3,049	8,256	11,305	3,349	8,083	11,432
Total Energy Supply (Company Share)	47,216	36,985	84,201	46,068	35,997	82,065

Impact of Weather to Normal on Retail Sales
Heating Degree Days - Actual	1,854	322		1,764	299		5.1%	7.7%
- Normal	1,893	386		1,934	386

Cooling Degree Days - Actual	1,792	2,535		1,568	2,576		14.3%	(1.6)%
- Normal	1,605	2,526		1,605	2,528

Impact of retail weather to normal on EPS	$0.06	$(0.03)	$0.03	$(0.06)	$(0.02)	$(0.08)

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-4
Unaudited

Financial Statistics
	September 30, 2007	September 30, 2006
Return on average common stock equity (12 months ended)	7.8%	5.9%
Book value per common share	$32.78	$31.99
Capitalization
Common stock equity	44.9%	43.0%
Preferred stock of subsidiary and minority interest	0.8%	0.6%
Total debt	54.3%	56.4%
Total Capitalization	100.0%	100.0%

Impact of Discontinued Operations
(Earnings per share)	Nine months ended September 30, 2007	Nine months ended September 30, 2006
CCO Operations	$(1.03)	$(0.85)
Coal Mine Operations	(0.03)	(0.04)
Gas Operations	-	0.34
Other	0.01	0.02
Progress Telecom	-	0.10
Rowan and DeSoto Plants	-	0.16
Rail	-	(0.01)
Total	$(1.05)	$(0.28)